Exhibit 99.1
At the Company:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6150
FOR IMMEDIATE RELEASE
Akorn Reports Second Quarter 2009 Financial Results
LAKE FOREST, Ill — Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the second quarter ended June 30, 2009.
Total revenue for the second quarter 2009 was $16.3 million, versus $21.2 million in the second quarter 2008, representing a decrease of approximately 23%. The revenue decrease was across all segments with the exception of contract manufacturing. Td vaccine revenue decreased $2.2 million or 22% and ophthalmics and hospital drugs & injectables revenue decreased $2.8 million or 31% compared with the prior year period. The year-over-year decrease in ophthalmics is primarily due to a $1.1 million adjustment in the product returns reserve. The hospital drugs & injectables decrease is a result of lower hospital antidote sales compared with the prior year period. In particular, the 2008 recall of Becton Dickinson syringes used in our cyanide antidote kit has resulted in an additional $242,000 in product returns reserve in the second quarter 2009 as well as a temporary downturn in our cyanide antidote kit sales cycle which we expect to reverse in the second half of 2009.
Gross profit for the second quarter 2009 was $1.7 million compared to $4.8 million in the second quarter 2008, a decrease of 65%. The decrease in second quarter 2009 gross profit over the prior year period is primarily due to the $1.3 million increase in our product returns reserve, lower sales of our more profitable antidote products and a higher concentration of low margin contract manufacturing products. Gross margin for the second quarter 2009 was 10.2% versus 22.7% for the second quarter 2008.
During the second quarter 2009, the Company recognized equity earnings totaling $128,000 from its investment in the Akorn-Strides, LLC joint venture and marketing fee revenue of $140,000 for its commission on sales of joint venture products. The joint venture recognized net sales of approximately $1.9 million during second quarter 2009. Joint venture sales increased $1.0 million over first quarter 2009 as a result of our second quarter 2009 launch of two new injectable drugs: Vancomycin and Tobramycin.
The Company’s net loss was approximately $7.0 million in the second quarter 2009 compared to a net loss of $2.8 million in the second quarter 2008. This reflects the revenue and gross profit decreases discussed above as well as a $0.5 million increase in research and development, mainly due to additional product development fees. The second quarter 2009 net loss also includes $0.6 million in severance charges and legal fees related to the renegotiated MBL supply agreement.

Second quarter cash flow from operating activities was a use of $3.1 million. The revolving line of credit balance remained unchanged at $5.5 million compared to the quarter ended March 31, 2009, while the cash balance ended at $1.0 million on June 30, 2009 compared with $4.7 million on March 31, 2009. Strong first and second quarter Td vaccine sales and corresponding cash collections resulted in improvements to the balance sheet with a $3.6 million reduction in trade accounts receivable, a $5.1 million reduction in inventory and a decrease of $7.5 million in trade accounts payable over the quarter ended March 31, 2009.
The Company is finalizing amendments to the existing revolving line of credit with EJ Funds and subordinated debt with The John N. Kapoor Trust, the terms of which will be more fully described in the Company’s Form 10-Q, which will be filed by August 17th.
Raj Rai, Interim Chief Executive Officer stated, “We have continued to make progress in the second quarter on various fronts while we re-position the Company for growth. A summary of actions taken so far in order to address the operational challenges that the Company has faced include:
•	Reduced the company workforce by approximately 7% and implemented additional cost reduction strategies throughout the organization to realize approximately $6 million in annualized cost savings;

•	Negotiated additional funding from EJ Funds for growth initiatives;

•	Re-aligned the sales force to focus on the ophthalmics and hospital drugs & injectables with incentives to grow high margin products;

•	Implemented strategies and operational plans to optimize plant productivity and supply chain inventory levels;

•	Re-launched Akten®;

•	Strengthened the management team.
Rai further added, “These measures were required to stabilize the Company’s operations. While we continue to look for additional operational efficiencies and cost saving opportunities, we will shift our focus in the second half of 2009 towards increasing the pull-through demand from our hospital clients, increasing direct sales in Ophthalmology and launching three new products: Capastat, Ciprofloxacin and Apraclonidine, as well as implementing new contract manufacturing accounts. With the steps taken in the second quarter and the new business initiatives, we believe the Company can achieve positive cash flow by the end of 2009.”

Revenue and Gross Profit by Segment
in Thousands (Unaudited)

	THREE MONTH ENDED
	JUNE 30,
	2009	2008	Difference
REVENUE
Ophthalmic	$2,984	$4,288	($1,304)
Hospital Drugs & Injectables	3,306	4,851	(1,545)
Biologics & Vaccines	7,831	10,002	(2,171)
Contract Services	2,179	2,088	91

Total Revenues	$16,300	$21,229	($4,929)

GROSS PROFIT
Ophthalmic	($458)	$968	($1,426)
Hospital Drugs & Injectables	226	1,328	(1,102)
Biologics & Vaccines	1,661	1,786	(125)
Contract Services	237	745	(508)

Total Gross Profit	$1,666	$4,827	($3,161)

GROSS MARGIN
Ophthalmic	-15.3%	22.6%
Hospital Drugs & Injectables	6.8%	27.4%
Biologics & Vaccines	21.2%	17.9%
Contract Services	10.9%	35.7%

Total Gross Margin	10.2%	22.7%
About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
This press release includes statements that may constitute “forward-looking statements”, including with regard to the company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS, EXCEPT SHARE DATA

	JUNE 30,	DECEMBER 31,
	2009	2008
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,019	$1,063
Trade accounts receivable (less allowance for doubtful accounts of $18 and $22, respectively)	9,044	6,529
Other receivable	—	1,221
Inventories	24,607	30,163
Prepaid expenses and other current assets	986	1,770

TOTAL CURRENT ASSETS	35,656	40,746
PROPERTY, PLANT AND EQUIPMENT, NET	32,839	34,223
OTHER LONG-TERM ASSETS
Intangibles, net	5,353	6,017
Deferred financing costs	1,391	272
Other	1,561	1,071

TOTAL OTHER LONG-TERM ASSETS	8,305	7,360

TOTAL ASSETS	$76,800	$82,329

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$5,239	$8,795
Accrued compensation	1,158	1,070
Accrued expenses and other liabilities	3,077	2,906
Short term subordinated debt — related party	5,742	5,332
Revolving line of credit — related party	5,509	—
Warrants liability	2,719	—
Supply agreement termination costs	4,750	—

TOTAL CURRENT LIABILITIES	28,194	18,103
LONG-TERM LIABILITIES
Lease incentive obligation	1,394	1,484
Product warranty liability	1,299	1,299
Other long-term liabilities	825	—

TOTAL LONG-TERM LIABILITIES	3,518	2,783
TOTAL LIABILITIES	31,712	20,886

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 90,244,618 and 90,072,662 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	171,903	170,617
Warrants to acquire common stock	2,731	2,731
Accumulated deficit	(129,546)	(111,905)

TOTAL SHAREHOLDERS’ EQUITY	45,088	61,443

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$76,800	$82,329

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2009	2008	2009	2008
Revenues	$16,300	$21,229	$38,340	$35,688
Cost of sales	14,634	16,402	31,311	27,114

GROSS PROFIT	1,666	4,827	7,029	8,574
Selling, general and administrative expenses	5,833	5,914	12,829	12,171
Supply agreement termination expenses	99	—	5,929	—
Amortization of intangibles	338	338	914	677
Research and development expenses	1,690	1,225	2,668	3,601

TOTAL OPERATING EXPENSES	7,960	7,477	22,340	16,449

OPERATING LOSS	(6,294)	(2,650)	(15,311)	(7,875)
Write-off of deferred financing costs	(98)	—	(1,552)	—
Interest expense, net	(376)	(169)	(654)	(284)
Equity in earnings of unconsolidated joint venture	128	—	188	—
Change in warrants liability value	(310)	—	(310)	—
Other expense	—	—	—	(201)

LOSS BEFORE INCOME TAXES	(6,950)	(2,819)	(17,639)	(8,360)
Income tax provision	—	—	2	3

NET LOSS	$(6,950)	$(2,819)	$(17,641)	$(8,363)

NET LOSS PER SHARE:
BASIC	$(0.08)	$(0.03)	$(0.20)	$(0.09)

DILUTED	$(0.08)	$(0.03)	$(0.20)	$(0.09)

SHARES USED IN COMPUTING NET LOSS PER SHARE:
BASIC	90,218	89,204	90,161	89,129

DILUTED	90,218	89,204	90,161	89,129

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS (UNAUDITED)

	SIX MONTHS
	ENDED JUNE 30
	2009	2008
OPERATING ACTIVITIES
Net loss	$(17,641)	$(8,363)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,848	2,222
Amortization of deferred financing fees	1,552	—
Non-cash stock compensation expense	1,243	1,249
Non-cash supply agreement termination expense	1,051	—
Non-cash change in warrants liability value	310	—
Equity in earnings of unconsolidated joint venture	(188)	—
Changes in operating assets and liabilities:
Trade accounts receivable	(2,515)	(5,989)
Inventories	5,556	5,720
Prepaid expenses and other current assets	574	140
Other long-term assets	—	1,246
Supply agreement termination liabilities	4,750	—
Trade accounts payable	(3,556)	(9,639)
Other long-term liabilities	825	—
Accrued expenses and other liabilities	579	362

NET CASH USED IN OPERATING ACTIVITIES	(4,612)	(13,052)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(642)	(1,420)
Purchase of product licensing rights	(250)	—

NET CASH USED IN INVESTING ACTIVITIES	(892)	(1,420)
FINANCING ACTIVITIES
Repayment of long-term debt	—	(208)
Restricted cash for revolving credit agreement	—	(2,050)
Loan origination fees — new revolving line of credit	(1,313)	—
Proceeds from line of credit	5,509	9,658
Proceeds from exercise of stock warrants	—	37
Proceeds under stock option and stock purchase plans	1,264	456

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,460	7,893

DECREASE IN CASH AND CASH EQUIVALENTS	(44)	(6,579)
Cash and cash equivalents at beginning of period	1,063	7,948

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,019	$1,369

SUPPLEMENTAL DISCLOSURES
Amount paid for interest	$227	$366
Amount paid for income taxes	$3	$3